Exhibit 3.1

CERTIFICATE OF
AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

STARCO BRANDS, INC.

Starco Brands, Inc., formerly known as Insynergy, Inc. and Insynergy Products, Inc., a corporation incorporated under the laws of the State of Nevada on January 26, 2010, hereby amends and restates its Articles of Incorporation (the “Amended and Restated Articles of Incorporation”), to embody in one document its original articles and the subsequent amendments thereto.

The Amended and Restated Articles of Incorporation were approved and adopted by the board of directors (the “Board”) of Starco Brands, Inc. on January 3, 2023. Upon the recommendation of the Board, the stockholders of Starco Brands, Inc., holding a majority of the voting power approved and adopted these Amended and Restated Articles of Incorporation on January 6, 2023. 152,819,652 shares of common stock, representing 53.47% of the Corporation’s outstanding common stock were voted for adoption of these Amended and Restated Articles of Incorporation. As a result, these Amended and Restated Articles of Incorporation were authorized and adopted in accordance with the Nevada Revised Statutes.

The undersigned officer of Starco Brands, Inc., hereby certifies as follows:

FIRST: The name of the corporation is Starco Brands, Inc. (the “Corporation”). The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on the 26th day of January 2010. The first Certificate of Amendment to the Articles of Incorporation was filed with the Secretary of State of the State of Nevada on the 16th day of May 2011. The second Certificate of Amendment to the Articles of Incorporation was filed with the Secretary of State of the State of Nevada on the 20th day of September 2011. The third Certificate of Amendment to the Articles of Incorporation was filed with the Secretary of State of the State of Nevada on the 7th day of September 2017. The fourth Certificate of Amendment to the Articles of Incorporation was filed with the Secretary of State of the State of Nevada on the 22nd day of November 2017.

SECOND: These Amended and Restated Articles of Incorporation are being filed with the Nevada Secretary of State in accordance with Sections 78.390 and 78.403 of the Nevada Revised Statutes (the “Revised Statutes”).

THIRD: The Corporation’s Articles of Incorporation, including all amendments thereto, are amended and restated to read as follows:

ARTICLE I.
NAME OF CORPORATION

The name of the corporation is Starco Brands, Inc. (the “Corporation”).

ARTICLE II.
REGISTERED AGENT

The name of the registered agent of the Corporation in the State of Nevada is C T Corporation System. The address of the registered agent of the Corporation in the State of Nevada is C T Corporation System, 701 S. Carson St., Suite 200, Carson City, NV 89701.

ARTICLE III.
DURATION

The Corporation shall have perpetual existence.

ARTICLE IV.
PURPOSE

The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be incorporated and organized under Chapter 78 of the Nevada Revised Statutes (“NRS”), and to do all other things incidental thereto which are not forbidden by law or by these Amended and Restated Articles of Incorporation.

ARTICLE V.
POWERS

The Corporation has been formed pursuant to Chapter 78 of the NRS. The powers of the Corporation shall be those powers granted under the NRS, including Sections 78.060 and 78.070 thereof. In addition, the Corporation shall have the following specific powers:

(a) to elect or appoint officers and agents of the Corporation and to fix their compensation; (b) to act as an agent for any individual, association, partnership, corporation or other legal entity; (c) to receive, acquire, hold, exercise rights arising out of the ownership or possession of, sell, or otherwise dispose of, shares or other interests in, or obligations of, individuals, associations, partnerships, corporations, governments or other legal entities; (d) to receive, acquire, hold, pledge, transfer, or otherwise dispose of shares of the Corporation in accordance with Chapter 78 of the NRS; and (e) to make gifts or contributions for the public welfare or for charitable, scientific or educational purposes.

ARTICLE VI.
CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Billion Two Hundred Thirty Million (2,230,000,000) shares of capital stock, consisting of: (i) Two Billion (2,000,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”), of which One Billion Seven Hundred Million (1,700,000,000) shares are designated “Class A Common Stock” (“Class A Common Stock”) and of which Three Hundred Million (300,000,000) shares are designated “Class B Common Stock” (“Class B Common Stock”), and (ii) Two Hundred Thirty Million (230,000,000) shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”).

Immediately upon the filing and effectiveness (the “Effective Time”) of these Amended and Restated Articles of Incorporation pursuant to the NRS, each share of common stock, $0.001 per share issued and outstanding or held in treasury of the Corporation immediately prior to the Effective Time (the “Old Common Stock”) will be, and hereby is, automatically reclassified as and converted into, and becomes one new (1) validly issued, fully paid and non-assessable new share of the Class A Common Stock, par value of $0.001 per share, to the holders entitled thereto, as authorized by this Article IV of these Amended and Restated Articles of Incorporation, without any action by the holder thereof.

Each certificate or book entry designation that prior to the Effective Time represented shares of Old Common Stock shall thereafter represent that number of shares of Class A Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and changed; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of shares of Class A Common Stock to which such person is entitled under the foregoing reclassification and change

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. Except as otherwise required by law, no holder of Common Stock, as such, shall be entitled to vote on any amendment to the Amended and Restated Articles of Incorporation (including any certificate of designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended and Restated Articles of Incorporation or pursuant to the NRS. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Amended and Restated Articles of Incorporation (including any certificate of designation)) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Class A Common Stock, Class B Common Stock and Preferred Stock, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Class A Common Stock pursuant to the terms of the Amended and Restated Articles of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation.

B.	CLASS A COMMON STOCK.

1. Dividends. Subject to the preferences that may apply to any shares of Class B Common Stock and Preferred Stock outstanding at the time, the holders of Class A Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or other distribution paid or distributed by the Corporation out of any funds of the Corporation legally available therefor when, as, and if, declared by the Board, unless different treatment of the shares of the affected class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class.

2. Voting. Except as otherwise required by law or the Amended and Restated Articles of Incorporation, each holder of Class A Common Stock, as such, is entitled at all meetings of stockholders (and written actions in lieu of meetings) to one vote for each share of Class A Common Stock held by such holder.

C.	CLASS B COMMON STOCK.

1. Dividends. The holders of Class B Common Stock shall be entitled to receive, when, as, and if, declared by the Board, and as otherwise provided in the Amended and Restated Articles of Incorporation, out of funds legally available therefor, dividends. If the Corporation shall declare, pay or set apart for payment any dividend or other distribution on any Class A Common Stock or Preferred Stock or make any distributions in respect of any Class A Common Stock or Preferred Stock, it shall simultaneously declare, pay and/or set apart for payment or distribution for each share of Class B Common Stock a dividend and/or distribution in an amount equal to the amount the holder of such share would be entitled to receive if it had been converted into a share of Class A Common Stock and been outstanding on the record date for such dividend or distribution.

2. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class B Common Stock shall be entitled to cast the number of votes equal to the product of (a) the number of whole shares of Class A Common Stock into which the shares of Class B Common Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, multiplied by (b) five (5). Except as provided by law or by the other provisions of the Amended and Restated Articles of Incorporation, holders of Class B Common Stock shall vote together with the holders of Class A Common Stock and Preferred Stock as a single class.

3. Optional Conversion. The holders of the Class B Common Stock shall have conversion rights as follows (the “Conversion Rights”):

3.1 Right to Convert.

3.1.1 Conversion Ratio. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) share of Class A Common Stock.

3.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class B Common Stock.

3.1.3 Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

(a) A merger or consolidation in which:

(i) The Corporation is a constituent party; or

(ii) A subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 3.1.3, all shares of Common Stock issuable (x) upon the exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Convertible Securities (as defined below) or Common Stock (collectively, “Options”) outstanding immediately prior to such merger or consolidation, or (y) upon conversion of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options (“Convertible Securities”) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3.2 Mechanics of Conversion.

3.2.1 Notice of Conversion. In order for a holder of Class B Common Stock to voluntarily convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Class B Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice (a “Conversion Notice”) that such holder elects to convert all or any number of the shares of the Class B Common Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. If a registered holder of Class B Common Stock holds such shares of Class B Common Stock in book-entry form, such holder need only deliver a Conversion Notice. The Conversion Notice shall state (i) such holder’s name, (ii) the names of the nominee (or nominees) in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued, (iii) the number of shares to be converted from Class B Common Stock to Class A Common Stock, and (iv) any other information as reasonably required by the Corporation to effect such conversion. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate, or represented in book-entry form, as applicable, so elected to be converted in such notice shall be deemed to be outstanding of record as of the Conversion Time. The Corporation shall, as soon as practicable after the Conversion Time, (y) issue and deliver to such holder of Class B Common Stock, or to his, her or its nominees, evidence from the transfer agent (or the Corporation if the Corporation serves as its own transfer agent) of such holder’s book-entry shares of (1) Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and (2) Class B Common Stock held by such holder that were not converted into Class A Common Stock, if any, and (z) pay all declared but unpaid dividends on the shares of Class B Common Stock converted.

3.2.2 Reservation of Shares. The Corporation shall at all times when the Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class B Common Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Amended and Restated Articles of Incorporation.

3.2.3 Effect of Conversion. All shares of Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class B Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

3.2.4 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Class B Common Stock pursuant to this Section 3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

3.3 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class B Common Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Class B Common Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class B Common Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Common Stock and the Class B Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

4. Mandatory Conversion.

4.1 Triggering Events. In the event a holder of Class B Common Stock sells, assigns, gives, pledges, hypothecates, encumbers or otherwise transfers (each, a “Transfer”) any or all of its shares of Class B Common Stock to any third party, then (a) all outstanding shares of Class B Common Stock subject to such Transfer shall automatically be converted into shares of Class A Common Stock, and (b) such shares may not be reissued by the Corporation; provided, however, that such shares of Class B Common Stock shall not automatically be converted into shares of Class A Common Stock as set forth in this Subsection 4.1 if (i) the Transfer of the Class B Common Stock is to an existing holder of Class B Common Stock, (ii) the Transfer of the Class B Common Stock is for bona fide estate planning purposes by the holder thereof to his or her issue, or to a trustee or trustees of a trust, or such trust, whose vested beneficiaries then include any member or members of such holder’s immediate family, or (iii) the Board determines that such Transfer shall not trigger such mandatory conversion. The date and time of such Transfer is referred to herein as the “Mandatory Conversion Time”.

4.2 Procedural Requirements. All holders of record of shares of Class B Common Stock that will automatically convert upon a Transfer shall be sent written notice of the Mandatory Conversion Time pursuant to this Section 4. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Class B Common Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Class B Common Stock converted pursuant to Subsection 4.1, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 4.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Class B Common Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, evidence from the transfer agent (or the Corporation if the Corporation serves as its own transfer agent) of such holder’s book-entry shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and (b) pay cash with respect to any declared but unpaid dividends on the shares of Class B Common Stock converted. Such converted Class B Common Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

5. Acquired Shares. Any shares of Class B Common Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class B Common Stock.

6. Waiver. Any of the rights, powers, preferences and other terms of the Class B Common Stock set forth herein may be waived on behalf of all holders of Class B Common Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class B Common Stock then outstanding or such greater percentage of holders of Class B Common Stock as may be expressly required in the Amended and Restated Articles of Incorporation.

7. Notices. Any notice required or permitted by the provisions of this Article VI to be given to a holder of shares of Class B Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the NRS, and shall be deemed sent upon such mailing or electronic transmission.

D.	PREFERRED STOCK.

1. The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in the Amended and Restated Articles of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

2. The Board is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board to create such series, and a certificate of designation shall be filed in accordance with the NRS. The authority of the Board with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may: (i) have such distinctive designation and consist of such number of shares; (ii) be subject to redemption at such time or times and at such price or prices; (iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts; (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs, or upon any distribution of the assets of the Corporation in preference to, or in such relation to, any other class or classes or any other series of stock; (vi) be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock at such price or prices or at such rates of exchange and with such adjustments, if any; (vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the creation of indebtedness, the issuance of additional shares of such series or shares of any other series of Preferred Stock, the amendment of the Amended and Restated Articles of Incorporation or the Bylaws, each as amended and then in effect, of the Corporation, the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of, any other class or classes or series of stock, or any other corporate action; or (viii) be entitled to such other preferences, powers (including voting power), qualifications, rights and privileges, all as the Board may deem advisable and as are not inconsistent with law and the provisions of the Amended and Restated Articles of Incorporation.

Pursuant to NRS 78.385 and NRS 78.390, and any successor statutory provisions, the Board is authorized to adopt a resolution to increase, decrease, add, remove or otherwise alter any current or additional classes or series of this Corporation’s capital stock by a Board resolution amending these Amended and Restated Articles of Incorporation, in the Board’s sole discretion for increases or decreases of any class or series of authorized stock where applicable pursuant to NRS 78.207 and any successor statutory provision. Pursuant to NRS 78.2055 and any successor statutory provisions, the Board is authorized to adopt a resolution to decrease the number of issued and outstanding shares of a class or series without correspondingly decreasing the number of authorized shares of the same class or series and without the approval of the stockholders. Notwithstanding the foregoing, where any shares of any class or series would be materially and adversely affected by a change as described in either of the two preceding sentences, stockholder approval by the holders of at least a majority of such adversely affected shares must also be obtained before filing an amendment with the Office of the Secretary of State of Nevada. The capital stock of this Corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the Corporation.

Section 2. Consideration for Shares. Shares of capital stock shall be issued for such consideration as shall be fixed from time to time by the Board. In the absence of fraud, the judgment of the Board as to the value of any property or services received in full or partial payment for shares of capital stock shall be conclusive. When shares of capital stock are issued upon payment of the consideration fixed by the Board, such shares shall be taken to be fully paid and non-assessable stock.

Section 3. Stock Rights and Options. The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such time and prices as the Board or a committee thereof may approve, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights, warrants or options. In the absence of fraud, the judgment of the Board or a committee thereof as to the adequacy of consideration for the issuance of such rights, warrants or options and the sufficiency thereof shall be conclusive.

Section 4. No Additional Rights. No holder of shares of capital stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

ARTICLE VII.
BOARD OF DIRECTORS

The number of directors of the Corporation shall be as determined from time to time pursuant to the provisions of the Corporation’s Bylaws, except that at no time shall there be less than one director. Unless and except to the extent that the Bylaws of the Corporation, as amended, shall so require, the election of the Directors of the Corporation need not be by written ballot.

ARTICLE VIII.
PLACE OF MEETINGS; CORPORATE BOOKS

Subject to the laws of the state of Nevada, the stockholders and the Board shall have power to hold their meetings and to maintain the books of the Corporation outside the state of Nevada, at such place or places as may from time to time be designated in the Corporation’s Bylaws or by appropriate resolution.

ARTICLE IX.
LIMITED LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

To the fullest extent permitted under the NRS, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any act or omission as a director, provided that this provision shall not eliminate or limit the liability of a director for any breach of the director’s fiduciary duty to the Corporation or its stockholders, which breach involves intentional misconduct, fraud or a knowing violation of law. The Corporation shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

If the NRS is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Any amendment, repeal or modification of the this Article IX shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

ARTICLE X.
AMENDMENT OF ARTICLES

The provisions of these Amended and Restated Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the state of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

ARTICLE XI.
TRANSACTIONS WITH STOCKHOLDERS, DIRECTORS AND OFFICERS; RESTRICTIONS ON CONTROL SHARES

Section 1. Combinations With Interested Stockholders. The Corporation elects not to be governed by the provisions of Section 78.411 through Section 78.444, inclusive, of the NRS, relating to combinations with interested stockholders and any and all successor statutes.

Section 2. Transactions with Interested Directors or Officers. Except as forbidden by law or by these Amended and Restated Articles of Incorporation, no transaction of the Corporation with any other person, firm or corporation, or in which the Corporation is interested, will be affected or invalidated by the fact that the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the Board for action, so long as the transaction is duly approved.

Section 3. Acquisition of Controlling Interest. The Corporation elects not to be governed by the provisions of Section 78.378 through Section 78.3793, inclusive, of the NRS, restricting the ability of control shareholders to vote their shares under certain circumstances and any and all successor statutes.

FOURTH: The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as requires in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is approximately 53.47%.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed these Amended and Restated Articles of Incorporation, certifying that the facts herein stated are true, this 9th day of February, 2023.

By:	/s/ Ross Sklar
Name:	Ross Sklar
Title:	Chief Executive Officer